Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cubic Corporation for the registration of common stock, preferred stock, debt securities, depositary shares, warrants, units and rights and to the incorporation by reference therein of our report dated November 20, 2017, except for the effects of presenting Cubic Global Defense Services as discontinued operations as described in Notes 1 and 2 and except for the effects of presenting Cubic Mission Solutions as a separate reportable segment as described in Notes 1 and 16, as to which the date is August 17, 2018, with respect to the consolidated financial statements of Cubic Corporation included in its Current Report on Form 8-K dated August 17, 2018, and our report dated November 20, 2017, with respect to the effectiveness of internal control over financial reporting of Cubic Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Diego, California
August 17, 2018